MASTER NOTE
                                -----------

                                                       NOTE NO. _____________
                                                       ________________, 1998
$3,500,000                                                   (Effective Date)
Cincinnati, Ohio


On or before the Due below, PEOPLES BANCORP, INC., an Ohio corporation (hereinafter referred to as "Borrower") for value received, promises to pay the order of THE FIFTH THIRD BANK, an Ohio banking corporation, whose address is 38 Fountain Square Plaza, Cincinnati, Ohio 45263 (hereinafter referred to as "Bank") the sum of THREE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($3,500,000) (hereinafter referred to as the "Maximum Amount") plus interest as provided herein, or such lesser amount as may be advanced by Bank and as may be outstanding hereunder, less such amounts as shall have been repaid in accordance with this note. The outstanding balance of this note will appear on supplemental records of the Bank and is not necessarily the face amount of this note. Such record shall be conclusive as to the balance of this note at any time.


Reducing Revolving Credit Loans.
--------------------------------

On the date hereof, subject to the terms and conditions hereof, Bank hereby extends to Borrower a committed reducing revolving line of credit facility (the "Facility") under which Bank shall make loans (the "Revolving Loans") to Borrower at Borrower's request from time to time during the term of this
Note in amounts not exceeding the Maximum Amount. The Maximum Amount available to Borrower under the Facility shall be reduced by the amount of $87,500 on July 1, 1998 and on the first day of each October, January, April and July thereafter during the term hereof. If the aggregate amount of Revolving Loans outstanding at any time under the Facility exceeds the limits set forth above on any such date, Borrower will immediately pay the amount of such excess to Bank in cash. Provided no Event of Default has occurred and is continuing, Borrower may borrow, repay, and reborrow under the Facility, provided that the principal amount of all Revolving Loans outstanding at any one time under the Facility will not exceedthe Maximum Amount, as reduced from time to time during the term hereof.

In the event Borrower fails to pay such excess, Bank may, in their discretion, setoff such amount against Borrower's accounts at Bank. In addition to the foregoing, Borrower agrees that at no time during the term hereof, the aggregate outstanding principal amount of all Revolving Loans hereunder shall not be less than the Maximum Amount then applicable at such time as set forth on Exhibit A attached hereto.

At Borrower's request from time to time Bank shall make Revolving Loans to Borrower for LIBOR Interest Periods and at interest rates agreed to between Bank and Borrower as more fully set forth herein.


Interest Rates:
---------------

Borrower will pay interest to Bank on the principal amount outstanding under the Facility at a rate of per annum equal to the interest rates set forth below. Any principal amount not paid when due (at maturity, by acceleration or otherwise) will bear interest thereafter until paid at the Default Rate; this provision does not constitute a waiver of any Events of Default or an agreement by Bank to permit any late payments whatsoever.

Notwithstanding any other provision set forth in the Note, the principal balance outstanding will bear interest at a rate per annum equal to (a) the Prime Rate floating, as in effect from time to time or (b) the LIBOR Rate plus 100 basis points (the "Note Rate"). Interest will be payable in immediately available funds at the principal office of Bank. Interest shall be calculated based on a 360-day year and charged for the actual number of days elapsed, and will be payable (i) on the first (1st) day of each calendar month for Revolving Loans accruing interest at an interest rate based upon the LIBOR Rate. When interest is accruing at a rate based upon the LIBOR Rate, each date the interest rate is adjusted, the interest rate will remain at such rate for the remainder of the LIBOR Interest Period.

On or before the date of any advance hereunder, and on or before the expiration of any LIBOR Interest Period, Borrower shall notify Bank (a) which interest rate Borrower has elected, (b) which LIBOR Interest Period Borrower has elected regarding each Borrowing hereunder, (c) the amount of such Borrowing and (d) the commencement date of each LIBOR Interest Period (a "LIBOR Election"). If at any time during the term hereof, Borrower fails to designate a LIBOR Interest Period and Borrower has not elected another LIBOR Interest Period, Bank may assume that Borrower has elected the Prime Rate.

In addition, notwithstanding anything herein contained to the contrary, if, prior to or during with respect tot he LIBOR Rate, any change in any law, regulation or official directive, or in the interpretation thereof, by any governmental body charged with the administration thereof, shall make it unlawful for the Bank to find or maintain its funding Eurodollars of any portion of the Borrowings subject to the LIBOR Rate or otherwise to give effect to Bank's obligations as contemplated hereby: (i) Bank may, by written notice to Borrower, declare Bank's obligations in respect of the LIBOR Rate to be terminated forthwith, and (ii) the LIBOR Rate with respect to Bank shall forthwith cease to be in effect, and interest shall from and after such date be calculated at the Prime Rate, and interest shall be paid on the first (1st) day of each calendar month. Borrower hereby agrees to reimburse and indemnify Bank from all increased costs or fees incurred by Bank subsequent to the date hereof relating to the offering of interest rates based upon the LIBOR Rate.

Provisions Relating to the Facility.
------------------------------------

Borrower shall have the right to select the interest rate and the LIBOR Interest Period for each Revolving Loan on or before the first day of each LIBOR Interest Period. Each request by Borrower for a Revolving Loan under the Facility will be made by telephone prior to 11:00 A.M., Cincinnati, Ohio time on any Business Day on which a Revolving Loan is requested. Bank will, if Revolving Loans are then available to Borrower under the Facility, quote Borrower the interest rate based on the maturity requested by Borrower as of the date of such request. Borrower shall, at the time of quote, either accept or reject the quote, and if accepted, Bank will credit Borrower's account for the amount of the Revolving Loan or otherwise disburse the proceeds as agreed upon between Borrower and Bank. The amount of the interest rate on and the maturity date of each Loan shall be evidenced by the ledgers and records (including computer records) of Bank, which, in the case of a dispute, shall be conclusive except for manifest error.

Each Revolving Loan funded by Bank shall be in the minimum principal sum equal to the Maximum Amount available on such date. Borrower agrees to repay Bank on the date then due each Revolving Loan now or hereafter made by Bank to Borrower, together with interest thereon at the agreed rate.

Borrower shall have no right to prepay any Revolving Loan made by Bank prior to the agreed maturity date of such Revolving Loan. If any Revolving Loan is repaid prior to the last day of the applicable LIBOR Interest Period, Borrower agrees to reimburse bank for all damages and losses incurred by Bank as a result of such prepayment.

The Borrower shall provide Bank with a list of those persons authorized to orally request Revolving Loan advances under this Note. Bank may rely on such list until amended in writing by Borrower.

Each Revolving Loan accruing interest at the LIBOR Rate shall be for a LIBOR Interest Period agreed to between Bank and Borrower, however, each Revolving Loan shall have a minimum term of at least 7 days and shall have a maturity no greater than 90 days. Each Revolving Loan, together with interest thereon, shall be repaid in immediately available funds at the main office of Bank on the date agreed by Bank and Borrower. All outstanding principal and all accrued and unpaid interest shall be paid in full on the maturity date of the Revolving Loan. In the event Borrower shall fail to pay any Revolving Loan when due, all Revolving Loans outstanding to Borrower shall, at the option of the Bank, become immediately due and payable without presentment, demand, protest or notice of any kind.

All payments of principal and interest made by Borrower to Bank shall be made no later than 2:00 P.M., Cincinnati, Ohio time, on the Business Day such payments are due. All amounts paid after such time will be credited on the following date.

Borrower will pay to Bank its fees, costs and expenses (including, without limitation, reasonable attorney's fees, other professionals' fees, appraisal fees, environmental assessment fees, expert fees, court costs, litigation and other expense (collectively, "Costs") incurred or paid by bank in connection with the negotiating, documenting, administering and enforcing the Facility, the Loans and the defense, preservation and protection of Bank's rights and remedies thereunder, including without limitation, any security interest in any collateral or any other property pledged to secure the Loans, whether incurred in bankruptcy, insolvency, foreclosure or other litigation or Costs when upon such demand, Bank is entitled to disburse such sums as an advance under the Facility. Thereafter, the Costs will bear interest from the date incurred or disbursed at the highest rate set forth in the Note. This provision will survive the termination of this Agreement and/or the repayment of any amounts due or the performance of any Obligation.


Due Date.
---------

In addition to the dates agreed to between Bank and Borrower relating to advances under the Facility, all outstanding amounts of principal and all accrued and unpaid interest owed to Bank shall be due and payable in full on December 31, 1998 (the "Due Date").

To secure repayment of this note and all modifications, extensions and renewals thereof, and all other Obligations (as herein defined) the Borrower to Bank, the Borrower grants Bank a continuing security interest in all of the Borrower's, now owned or hereafter acquired interests in all property in which Bank are at any time, granted a lien for any Obligation, and all property in possession of either Bank including, without limitation, money, securities, instruments, documents, letters of credit, chattel paper, or other property delivered to Bank in transit, for safekeeping, or for collection or exchange for other property, all distributions, dividends, warrants, securities and other rights in addition to such property, all rights to payment from and claims against Bank and all proceeds thereof, and all real and personal property described below ("Collateral"). The Borrower agrees to immediately deliver such additional dividends, warrants, securities or other property or rights thereto to Bank immediately upon receipt as additional Collateral and until delivery to hold same in trust for Bank. The Borrower agrees that the Bank may, at any time, call for additional Collateral satisfactory to it. All documents executed in connection with this note and all Collateral, including without limitation the following, further secure the Obligations:

100% of the outstanding common capital stock of First National Bank of Southeastern Ohio and a pledge of the securities as more particularly described in the Pledge Agreements.

The Obligations secured by the Collateral shall include this note and each and every liability of the Borrower jointly or severally to Bank and all affiliates of Fifth Third Bancorp however created, direct or contingent, due or to become due, whether now existing or hereafter arising, participated in whole or in part, created by trust agreement, lease, overdraft, agreement. Or otherwise in any manner acquired by the Borrower. Said security interest shall not be enforced to the extent prohibited by the Truth in Lending Act as implemented by Federal Reserve Regulation Z.

The Borrower certifies that the proceeds of this loan are to be used for business purposes. If this note is a renewal, in whole or in part, of a previous Obligation, the acceptance by Bank of this note shall not effectuate a payment but rather a continuation of the previous Obligation.

Bank may charge and the Borrower agrees to pay on the above Effective Date, a note processing fee in an amount determined by Bank.


Events of Default.
------------------

This note, and all other Obligations of the Borrower of Bank, shall be and become immediately due and payable at the option of the Bank, without any demand or notice whatsoever, upon the occurrence of any of the following described events, each of which shall constitute an Event of Default:

1) Any failure to make any payment when due of the principal or interest on this note, the occurrence of any event of default as therein defined on any other Obligations of the Borrower, or a default in the Obligations under any security documents or in performing any covenants set forth in the Addendum attached hereto.

2) The death or dissolution of the Borrower, of any endorser or guarantor, or if the Borrower is a partnership, the death or dissolution of a general partner.

3)  Any failure to submit to Bank current financial information upon request.

4) The creation of any lien (except liens to Bank) or the issuance of an attachment against or seizure of any of the property of, or the entry of judgment against, the Borrower.

5) In the judgment of Bank, and adverse change occurs in the ability of the Borrower to repay the Obligations, or the Bank deem themselves insecure.

6) An assignment for the benefit of the creditors of, or the commencement of any bankruptcy, receivership, insolvency, reorganization, or liquidation proceedings by or against the Borrower or any endorser or guarantor hereof.

7) The institution of any garnishment proceedings by attachment, levy or otherwise, against any Collateral, any deposit balance maintained or any property deposited with the Bank by the Borrower or any endorser or guarantor hereof.

8) The occurrence of an Event of Default under any indebtedness of any kind of Borrower owed to Bank or any wholly-owned subsidiaries of Fifth Third Bancorp.

Upon the occurrence of an Event of Default herein described Bank may, at their option, cease making advances hereunder, declare this note and all other Obligations of the Borrower, to be fully due and payable in their aggregate amount together with accrued interest plus any applicable fees, and charges.

In addition to any other remedy permitted by law, the Bank may at any time, without notice, apply the Collateral to this note or such other Obligations, whether due or not, and Bank may, at its option, proceed to enforce and protect its rights by an action at law or in equity or by any other appropriate proceedings. Notwithstanding any other legal or equitable rights of Bank, Bank, in the Event of Default, are (a) hereby irrevocably appointed and constituted attorney-in-fact, with full power of substitution, to exercise all rights of ownership with respect to Collateral including, but not limited to, the right to collect all income of other distributions arising therefrom and to exercise all voting rights connected with Collateral; and (b) hereby given full power to collect, sell, assign, transfer and deliver all of said Collateral or any part thereof, or any substitutes therefore, or any additions thereto, through any private or public sale without either demand or notice to the Borrower, or any advertisement, the same being hereby expressly waived, at which sale Bank is authorized to purchase said property or any part thereof, free from any right of redemption on the part of the Borrower, which is hereby expressly waived and released. In case of sale for any cause, after deducting all costs and expenses of every kind, Bank may apply, at they shall deem proper, the residue of the proceeds of such sale toward the payment of any one or more or all of the Obligations of the Borrower, whether due or not due, to Bank; after such application and the return of any surplus, the Borrower agrees to be and remains liable to Bank for any and every deficiency after application as aforesaid upon this and any other Obligations. The Borrower shall pay all costs of collection, whether or not payment is obtained before entry of judgment, which costs and fees are Obligations secured by the Collateral.

If any payment is not paid when due (whether by acceleration or otherwise) or within 10 days thereafter, Borrower agrees to pay to Bank a late payment fee as provided for in any loan agreement or 5% of the payment amount, which ever is greater with a minimum fee of $20.00. After an Event of Default, the Borrower agrees to pay to Bank a fixed charge of $25.00, or the Borrower agrees that bank may, without notice, increase the above stated interest rate by 6%, whichever is greater. Under no circumstances shall said interest rate be raised to a rate which shall be in excess of the maximum rate of interest allowable under the state and/or federal usury laws in force at the time of such change.


Representations and Warranties.
-------------------------------

Borrower hereby warrants and represents to Bank the following:

	(a)	Organization and Qualification.  Borrower is a duly organized, validly existing corporation in good standing under the laws of the State of Ohio, its state of incorporation, has the power and authority (corporate and otherwise) to carry on its business and to enter into and perform this Note and is qualified and licensed to do business in each jurisdiction in which such qualifications or licensing is required. All information provided to Bank with respect to Borrower and its operations is true and correct.

	(b)	Due Authorization.  The execution, delivery and performance
        by Borrower of this Agreement, the Pledge Agreements, this Note and the other Loan Documents have been duly authorized by all necessary corporate action, and will not contravene any law or any governmental rule or order binding on Borrower, or the articles of incorporation, code of regulations or bylaws of Borrower, nor violate any agreement or instrument by which Borrower is bound nor result in the creation of a Lien or any assets of Borrower except the Lien on any assets of Borrower except the Lien granted to Bank herein. Borrower had duly executed and delivered this Agreement, the Pledge Agreement, this Note and the other Loan Documents and they are valid and binding obligations of Borrower enforceable according to their respective terms except as limited by equitable principles and by bankruptcy, insolvency or similar laws affecting rights of creditors generally. No notice to or consent by any governmental body is needed in connection with this transaction.

	(c)	Margin Stock.  No part of the Loans will be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by Bank, Borrower will furnish to Bank statements in conformity with the requirements of Federal Reserve
        Form U-1.

	(d)	Financial Condition.  All financial information relating to
        Borrower which has been or may hereafter be delivered by Borrower or on its behalf to Bank is true and correct and has been prepared in accordance with generally accepted accounting principles consistently applied. Borrower has no material obligations or liabilities of any kind not disclosed in that financial information, and there has been no material adverse change in the financial condition of Borrower nor has Borrower suffered any damage, destruction or loss which has adversely affected its business or assets since the submission of the most recent financial information to Bank.


Affirmative Covenants:
----------------------

        (a) Books and Records.
            ------------------

        Borrower will maintain proper books of account and records and enter therein complete and accurate entries and records of all its transactions in accordance with generally accepted accounting principles and give representatives of Bank access thereto all reasonable times, including permission to examine, copy and make abstracts from any such books and records and such other information which might be helpful to Bank in evaluating the status of the Loans as it may reasonably request from time to time. Borrower will give Bank reasonable access to the Collateral and the other property securing the Obligations for the purpose of performing examinations thereof and to verify its condition or existence.

        (b) Financial Statements.
            ---------------------

        Borrower will maintain a standard and modern system for accounting and will furnish to Bank:

            (i) Within thirty (30) days after the end of each quarter, a copy of Borrower's consolidated financial statements for that quarter and for the year to date in a form reasonably acceptable to Bank, prepared and certified as complete and correct, subject to changes resulting from year-end adjustments, by the principal financial officer Borrower;

            (ii) Within ninety (90) days after the end of each fiscal year, a copy of Borrower's consolidated financial statements for that year audited by a firm of independent certified public accountants acceptable to Bank (which acceptance will not be unreasonably withheld), and accompanied by a standard audit opinion of such accountants without qualifications;

            (iii) All of the statements referred to in (i) and (ii) above shall be in conformance with generally accepted accounting principles;

            (iv) Prior to the end of each fiscal year, a projected balance sheet, projected income statement and projected statement of cash flow for the subsequent fiscal year prepared in accordance with generally accepted accounting principles consistently applied;

            (v) Immediately upon any officer of Borrower obtaining knowledge of any condition or event which constitutes or, after notice or lapse of time or both, constitutes an Event of Default, a certificate of such person specifying the nature and period of the existence thereof, and what action Borrower has taken or is taking or proposes to take in respect thereof;

            If at any time Borrower has any additional subsidiaries which have financial statements that could be consolidated with those of Borrower under generally accepted accounting principles, the financial statements required by subsections (i) and (ii) above will be the financial statements of Borrower and all such subsidiaries prepared on a consolidated consolidating basis.

        (c) Condition and Repair.
            ---------------------

        Borrower will maintain its assets in good repair and working order and will make all appropriate repairs and replacements thereof.

        (d) Existence; Business.
            --------------------

        Borrower will (a) maintain its exercise, (b) engage primarily in business of the same general character as that now conducted, and (c) refrain from entering into any lines of business substantially different from the business or activities in which Borrower is presently engaged.

        (e) Compliance with Laws.
            ---------------------

        Borrower will comply with all federal, state and local laws, regulations and orders applicable to Borrower or its assets including but not limited to all Environmental Laws, in all respects material to Borrower's business, assets or prospects and will immediately notify Bank of any violation of any rule, regulation, statue, ordinance, order or law relating to the public health or the environment and of any complaint or notifications received by Borrower regarding to any environmental or safety and health rule, regulation, statue, ordinance or law.

        (f) Notice of Default.
            ------------------

        Borrower will, within three (3) days of its knowledge thereof, give written notice to Bank of: (i) the occurrence of any event or the existence of any condition which would be, after notice or lapse of applicable grace periods, an Event of Default, and (ii) the occurrence of any event or the existence of any condition which would prohibit Borrower from continuing to make the representations set forth in this Agreement.

        (g) Other Amounts Deemed Loans.
            ---------------------------

        If Borrower fails to pay any tax, assessment, governmental charge or levy or to maintain insurance within the time permitted or required by this Agreement, or to discharge any Lien prohibited hereby, or to comply with any other Obligations, Bank may, but shall not be obligated to pay, satisfy, discharge or bond the same for the account of Borrower, and to the extent permitted by law and at the option of Bank, all monies so paid by Bank on behalf of Borrower will be deemed Loans and Obligations.


Negative Covenants.
-------------------

        (a) Merger; Disposition of Assets.
            ------------------------------

        Borrower will not, without the prior written consent of Bank, which consent shall not be unreasonably withheld (i) change its capital structure, (ii) merge or consolidate with any other corporation where borrower is not surviving entity, (iii) amend or change its Articles of Incorporation or Code of Regulations or (iv) sell, transfer or otherwise dispose of all or any substantial part of its assets, whether now owned or hereafter acquired.

        (b) Minimum Tangible Net Worth.
            ---------------------------

        Borrower will not permit its Tangible Net Worth, on a consolidated basis, to be less than $50,000,000 as of the date hereof which shall be increased as of the first day of each fiscal quarter (commencing with the first fiscal quarter commencing subsequent to the date of this Note) by an amount equal to 40% of Borrower's cumulative earnings for each prior fiscal quarter of Borrower.

        (c) Loan Loss Reserve to Non-Performing Assets.
            -------------------------------------------

        Borrower will not permit the ratio of (i) its Minimum Loan Loss Reserve, on a consolidated basis (as shown on Borrower's quarterly and annual financial statements delivered to Bank), to (ii) its Non-Performing Assets (as shown on Borrower's quarterly and annual financial statements delivered to Bank), to (ii) its Non-Performing Assets (as shown on Borrower's quarterly and annual financial statements delivered to Bank) to be less than 1.50 to 1.00 at any time during the term hereof.

        (d) Adequate Capitalization.
            ------------------------

        Borrower will not permit its Capitalization Ratios as required by 12 U.S.C. Section 1831 (and any regulations issued thereunder) to be less that the minimums required by such statute at any time during the term hereof.

Definitions.
------------

	"Collateral" shall mean all shares of common capital stock of First National Bank of Southeastern Ohio and the other securities described in the Pledge Agreement.

	"Default Rate" means six percent (6%) in excess of the interest rate otherwise in effect under amounts outstanding under the Note. In no event will the interest rate accruing under such Note be increased to be in excess of the maximum interest rate permitted by applicable state or federal usury laws then in effect.

	"LIBOR Rate" means the rate (adjusted for reserves if Bank is required to maintain reserves with respect to relevant advances) being asked on an amount of Eudodollar deposits equal to the amount of Borrowings subject to a LIBOR Rate Election on the first day of a LIBOR Interest Period and which has a maturity corresponding to the maturity of the LIBOR Interest Period, as reported by the TELERATE rate reporting system (or any successor) as determined by Bank by noon on the Effective Date of the LIBOR Interest Period. Each determination by Bank of the LIBOR Rate shall be conclusive in the absence of manifest error.

	"LIBOR Interest Period" mans, will respect to a Borrowing elected to accrue interest at the LIBOR Rate, periods of 30, 60, or 90 days, at Borrower's election, commencing on a business day selected by the Borrower pursuant to this Note. Such LIBOR Interest Period shall end on the day in the succeeding calendar month which corresponds numerically to the beginning day of such succeeding month, such LIBOR Interest period shall end on the last business day of such succeeding month. If a LIBOR Interest Period would otherwise end on a day which is not a business day, such LIBOR Interest Period shall end on the next succeeding business day, provided, however, that if said next succeeding business day falls in a new month, such LIBOR Interest Period shall end on the immediately preceding business day.

	"Lien" means any security interest, mortgage, pledge, assignment, lien or other encumbrance of any kind, including interests of vendors or lessors under conditional sale contracts and capitalized leases.

	"Loan Documents" means this Note, the Pledge Agreement, and every other document or agreement executed by any party evidencing, guarantying or securing any of the Obligations; and "Loan Document" means any one of the Loan Documents.

	"Obligation(s) means all loans, advances, indebtedness, liabilities and obligations of Borrower owed to each of Bank and the Affiliates of Fifth Third Bancorp of every kind and description whether now existing or hereafter arising including without limitations, those owed by Borrower to others and acquired by bank or any Affiliate of Fifth Third Bancorp, by purchase, assignment or otherwise, and whether direct or indirect, primary or as guarantor or surety, absolute or contingent, liquidated or unliquidated, matured or unmatured, whether or not secured by additional collateral, and including without limitation all liabilities, obligations to perform or forbear from performing acts, all amounts represented by letters of credit now or hereafter issued by Bank for the benefit of or at the request of Borrower, and all expenses and attorneys' fees incurred by bank and any Affiliate of Fifth Third Bancorp under this Note or any other document or instrument related to any of the foregoing.

	"Pledge Agreement" means the Pledge Agreement date _________________, 199 ___, between Borrower and Bank, securing the Obligations.

	"Prime Rate" means the rate of interest per annum announced to be its prime rate from time to time by bank at its principal office in Cincinnati, Ohio whether or not Bank will at times lend to borrowers at lower rates of interest or, if there is no such prime rate, then its base rate or such other rate as may be substituted by Bank for the prime rate.

	"Tangible Net Worth" means the total of the capital stock (less treasury stock), paid-in surplus, general contingency reserves and retained earnings (deficit) of Borrower and any Subsidiary as determined on a consolidated basis in accordance with generally accepted accounting principles, after eliminating all inter-company items and all amounts properly attributable to minority interests, if any, in the stock and surplus of any Subsidiary, minus the following items (without duplication of deductions) if any, appearing on the consolidated balance sheet of Borrower:


	(i)	all deferred charges (less amortization, unamortized debt
        discount and expense and corporate organization expenses);

	(ii)	the book amount of all assets which would be treated as
        intangibles under generally accepted accounting principles, including, without limitation, such items as good-will, trademark applications, trade names, service marks, brand names, copyrights, patents, patent applications and licenses, and rights with respect to the foregoing;

	(iii)	the amount by which aggregate inventories or aggregate
        securities appearing on the asset side of such consolidated balance sheet exceed the lower of cost or Market value (at the date of such balance sheet) thereof; and

	(iv)	any subsequent write-up in the book amount of any asset
        resulting from a Revaluation thereof from the book amount entered upon acquisition of such asset.

ENTIRE AGREEMENT: The Borrower agrees that there are no conditions or understandings which are not expressed in this note and the documents referred to herein.

WAIVER: No failure on the part of Bank to exercise any of its rights hereunder shall be deemed a waiver of any such rights or of any default. Demand, presentment, protest and notice of dishonor, notice of default are hereby waived. Borrower and all co-makers and accommodation makers of this note, hereby waives all suretyship defenses including but not limited to all defenses based upon impairment of Collateral and all suretyship defenses described in Section 3-605 of the Uniform Commercial Code, as revised in 1990 (the "UCC"). Such waiver is entered to the full extent permitted by Section 3-05 (i) of the UCC.

JURY WAIVER: THE BORROWER AND ANY CO-MAKERS, ACCOMMODATION MAKERS, ENDORSERS OR GUARANTORS HEREOF, WAIVE THE RIGHT TO A TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY. The declaration of invalidity of any provision of this note shall not affect any part of the remainder of the provisions.

This note is supplemented by the terms and conditions of an Addendum and Note dated of even date herewith between the Borrower and Bank.

Warrant of attorney: The Borrower, jointly and severally, authorize any attorney-at-law to appear in any court of record after maturity of this note, whether acceleration or otherwise, to waive the issuance and service of process and to confess judgment against them in favor of the Bank for the principal sum due herein together with interest, charges, court costs and attorney's fees, and to waive and release all errors, rights of appeal, exemptions and stays of execution. The Borrower also agrees that the attorney acting for the Borrower as set forth in this paragraph may be compensated by bank for such services, and the Borrower waives any conflict of interest caused by such representation and compensation arrangement. This warrant of attorney to confess judgment shall be construed under the laws of the State of Ohio.

WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.



DATE DUE:   December 31, 1999             PEOPLES BANCORP, INC.


ADDRESS:    P.O. Box 738            By: /s/  JOHN W. CONLON
            --------------------          ------------------

            Marietta, Ohio 45750    Its:  Chief Financial Officer & Treasurer
            --------------------          -----------------------------------


Accepted and agreed this  11th  day of  May   , 1998.
                         ------       --------  -----

THE FIFTH THIRD BANK

By:  /s/    MICHAEL N. WALTER
     ------------------------

Its: Assistant Vice President
     ------------------------